UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 7, 2004

APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-112169	20-0620523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Apple REIT Six, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report pursuant to Item 2 and Item 7 of Form 8-K. This report describes an acquisition involving a “significant amount” of assets within the meaning of the General Instructions to Form 8-K. Certain related matters also are reported.

Item 2. Acquisition or Disposition of Assets

INTRODUCTION

On July 7, 2004, we closed on the purchase of a full service Marriott® hotel in Redmond, Washington for a gross purchase price of $64,000,000. The effective date of this purchase for certain accounting, rent pro-ration and other purposes was June 12, 2004, when the hotel opened for business. The seller was an affiliate of W.I. Realty I, L.P., d/b/a “Western International.”

The gross purchase price for this hotel was funded by our ongoing offering of units. Each unit consists of one Common Share and one Series A Preferred Share. We completed the minimum offering of units at $10.50 per unit on April 29, 2004. We are continuing the offering at $11 per unit in accordance with the prospectus. As of June 21, 2004, we had sold a total of 11,963,463 units. As of such date, the total gross proceeds of the offering reached $129,217,140 and the total proceeds (net of selling commissions and marketing expenses) increased to $116,295,426.

We also used the proceeds of our ongoing offering to pay 2% of the aggregate gross purchase price for this hotel, which equals $1,280,000, as a commission to Apple Six Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

ACQUISITION AND RELATED MATTERS

Overview

We caused our wholly-owned subsidiary, Apple Six Hospitality, Inc., to purchase the hotel in Redmond, Washington. The hotel has been leased by this subsidiary to another of our wholly-owned subsidiaries, Apple Six Hospitality Management, Inc. as lessee, under a hotel lease agreement, which is among the contracts described in the next section.

The lessee entered into a management agreement for the hotel with Marriott International, Inc., as manager. For simplicity, the manager will be referred to below as a “manager.”

Neither the seller nor the manager is related to or affiliated with us, except through the management and other agreements executed in connection with the hotel. No manager or any hotel management or licensing corporation (including Marriott International, Inc.) or any of their affiliates will be deemed an issuer, obligor, sponsor or guarantor in respect of any securities described in our prospectus, nor will they have any responsibility or liability for any statement or omission in our prospectus or for such securities. The Marriott® trademark, and any related trademarks, are the property of Marriott International, Inc. or one of its affiliates.

SUMMARY OF CONTRACTS

Hotel Lease Agreement

Our wholly-owned subsidiary, Apple Six Hospitality Management, Inc., is serving as the lessee of the hotel under a hotel lease agreement, as indicated in the preceding section. For simplicity, this lease agreement will be referred to below as a “lease.” The lease provides for an initial term of 10 years. The lessee has the option to extend the lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

The lease has an effective date of June 12, 2004, which is the date when the hotel opened for business, and provides for the payment of an annual base rent and an annual percentage rent. The annual base rent is $5,808,091. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreement

Our wholly-owned subsidiary, Apple Six Hospitality Management, Inc., assumed the existing management agreement with the manager that originally had been executed by the seller and the manager during hotel construction. Under the management agreement, the manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the lessee. The fees and other terms of this agreement are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotel and the market in which it operates.

Other Agreements

In an owner agreement regarding the hotel, the manager granted its consent to the lease for the hotel. In return, Apple Six Hospitality, Inc., as the owner, agreed to guarantee the performance of the obligations, including monetary obligations, of the lessee under the management agreement.

DESCRIPTION OF PROPERTY

The hotel we recently purchased in Redmond, Washington offers guest rooms, together with related amenities, that are consistent with its operation as a full service hotel. The hotel is located in a developed area and in a competitive market. We believe the hotel is well-positioned to compete in its market based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotel is adequately covered by insurance.

The hotel has a total of 262 guest rooms. The average daily rate (price) per room ranges from $200 to $250 (excluding any discounts that may be available for corporate accounts or to frequent guests). The hotel opened for business on June 12, 2004 and therefore has no significant occupancy or other operating history.

The 2004 real property tax rate for the hotel is 1.01916% and the 2004 real property tax is currently estimated to be $314,798. (The stated percentage and tax amount are aggregate figures for applicable county, city and other local taxing authorities.) The federal tax basis for depreciation purposes for the depreciable real property component of the hotel is $53,809,757. The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the personal property component of the hotel.

(Remainder of Page is Intentionally Blank)

Item 7. Financial Statements and Exhibits

a. Financial Statements of Businesses Acquired

(Financial statements will be filed as necessary by amendment within the required time period)

b. Pro Forma Financial Information

(Pro forma financial information will be filed as necessary by amendment within the required time period)

c. Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Six, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chairman, CEO and President

July 21, 2004